Amendment Number 4

TO

INFORMATION TECHNOLOGY SERVICES AGREEMENT

This is Amendment Number 4 (this “Amendment” or “Amendment 4”) to the Information Technology Services Agreement dated as of January 1, 2003 (as amended through the date of this Amendment, the “Agreement”) by and between Dex Media, Inc. (“Dex”), and Amdocs, Inc. (“Amdocs”) and is made by Dex and Amdocs effective as of August 13, 2004 (the “Amendment 4 Effective Date”).

     WHEREAS, Dex desires to procure from Amdocs, and Amdocs desires to provide to Dex, Data Center and Managed Services (as defined in this Amendment), as New Services provided pursuant to Section 11.5; and

     WHEREAS, the Parties desire to amend the Agreement to provide that the Data Center and Managed Services are included thereunder, with such amendment to be effected through this Amendment;

     NOW, THEREFORE, the Parties hereby agree as follows:

1. Introduction

1.1	Except as otherwise specified in this Amendment, capitalized terms used in this Amendment will have the same meanings as the same capitalized terms in the Agreement.

1.2	Unless otherwise indicated, references to sections and to schedules or other attachments are references to such sections or schedules or other attachments of the Agreement.

1.3	In the event of any inconsistency between provisions contained in this Amendment and provisions contained in the Agreement, the provisions of this Amendment will have priority with respect to such inconsistency, provided, however, the priority of interpretation set forth in Section 21.15 shall continue to apply to the Agreement as amended by this Amendment.

1.4	This Amendment consists of the following sections:

1.	Introduction

2.	Amendment of Agreement Provisions

3.	Data Center and Managed Services

4.	Restated Schedules

5.	Amended Schedules

6.	New Schedules

1.5	This Amendment includes each of the following attached Annexes, all of which are attached to this Amendment and incorporated into this Amendment by this reference:

Annex 1: Amendment to Schedule C (Key Vendor Positions and Personnel)

Annex 2: Amendment to Schedule E (Statement of Work)

Annex 3: Restated Attachment E-1 (Roles and Responsibility Matrix:
                 Part A – Amdocs Customized Software Roles and Responsibilities Matrix;
                 Part B – Non-Amdocs Customized Software Roles and Responsibilities Matrix)

Annex 4: Amendment to Schedule E.1 (Financial and Operational Responsibility Matrix)

Annex 5: New Schedule E.2 (Managed Third Parties)

Annex 6: New Schedule E.3 (Pass-Through Expenses)

Annex 7: Amendment No. 1 to Schedule G, Attachments SLA-1 (Critical Service Level Matrix) and SLA-2 (Key Measurements Matrix)

Annex 8: New Schedule H (Amendment 4 Transition Plan)

Annex 9: Amendment No. 1 to Schedule J (Charges)

Annex 10: Restated Schedule O.1 (Dex Facilities)

Annex 11: Reserved

Annex 12: New Schedule O.3 (Data Center and Managed Services Software and Equipment)

Annex 13: New Schedule O.5 (Additional Dex Provided Equipment)

Annex 14: Amendment No. 1 to Schedule R (Reports)

1.6	This Amendment constitutes an Order for purposes of Section 11.5 and the services contemplated hereunder, notwithstanding the foregoing, shall constitute New Services provided pursuant to Section 11.5; provided, however, this Amendment shall not constitute an Order for purposes of Section 20.3(b).

1.7	All other provisions of the Agreement shall remain unchanged by this Amendment and following the execution of this Amendment the Agreement shall be the Agreement as amended hereby.

2.	Amendment of Agreement Provisions:

     The following provisions of the Agreement are amended as follows:

2.1	Section 2.1(12) (Definitions; Amdocs Third Party Software) is amended to add the following new sentence to the end thereof: “Amdocs Third Party Software shall include Software owned by Subcontractors and used in the performance of the Data Center and Managed Services.”

2.2	Section 2.1(16) (Definitions; Change) is amended to read in its entirety as follows:

“Change” means any change (i) to the Amdocs Software, Amdocs Customized Software, Amdocs Documentation, Amdocs Customized Documentation or Schedule O.4, including changes to related programs, manual procedures, distribution parameters, or schedules, or (ii) to the Services or to any Software, Equipment or systems for which either Party has financial or operational responsibility pursuant to Schedules E or E.1.

2.3	Section 2.1(69) (Definitions; New Services) is amended to add the following new sentence to the end thereof: “In accordance with Section 11.5(i), Minor DC&MS Change Requests shall not constitute New Services”.

2.4	Section 2.1(76) (Definitions; Outsourcing Services) is amended to read in its entirety as follows:

“Outsourcing Services” shall mean all services, functions, responsibilities and tasks described in Section C of Schedule E, as such services, functions, responsibilities and tasks may be supplemented, enhanced, modified, or replaced in accordance with this Agreement, including New Services agreed to with respect to such Services pursuant to Section 11.5.

2.5	Section 2.1(82) (Definitions; Required Consents) is amended to read in its entirety as follows:

“Required Consents” shall mean the consents (if any) required to be obtained and to the extent provided in this Agreement: (i) to grant Vendor the right to use and/or access the Dex Third Party Software and Third Party Contracts in connection with providing the Services; (ii) to grant Dex and the Eligible Recipients the right to use and/or access the Vendor Owned Software, Amdocs Third Party Software and Amdocs Equipment; (iii) to assign or transfer to Dex any Developed Materials; (iv) to assign or transfer to Dex or its designee Vendor Owned Software, Amdocs Third Party Software, Third Party Contracts or other rights following the Term, and (v) all other consents required from third parties to enable the Vendor to provide the Data Center and Managed Services or perform its obligations relating to such Services hereunder, including, for the avoidance of doubt, such obligations pursuant to Sections 4.2A and 4.3.

2.6	Section 2.1 (Definitions; Services) is amended to read in its entirety as follows:

“Service(s)” means, collectively: (i) the Outsourcing Services; (ii) the Implementation and Transition Services (including Testing); (iii) the Data Center and Managed Services; (iv) the Amendment 4 Transition Services; (v) the Termination Assistance Services; and (vi) any services provided pursuant to Section 11.5 (including the Services provided pursuant to Amendment Number 3 to the Agreement).

2.7	Section 2.1 (Definitions) is amended to add the following definitions:

(106)	“Amendment 4” shall mean the amendment to this Agreement agreed to and executed by the Parties and denominated as “Amendment 4.”

(107)	“Amendment 4 Commencement Date” shall mean the date of Dex’s written notice to Vendor of the approval by Dex’s board of directors of this Amendment 4, on which date Vendor will assume full responsibility for the Data Center and Managed Services.

(108)	“Amendment 4 Effective Date” shall mean the date designated in Amendment 4 as the “Effective Date” of Amendment 4.

(109)	“Amendment 4 Transition Plan” means the plan set forth in Schedule H (and Annex 8 to Amendment 4) and developed pursuant to Section 4.2A, which identifies tasks, functions, responsibilities and Deliverables to be undertaken by Vendor and Dex in connection with the transition of the Data Center and Managed Services to Vendor, and the dates by which each will be completed by Vendor and Dex, as applicable.

(110)	“Amendment 4 Transition Period” shall mean the period that commences on the Amendment 4 Effective Date and expires on the date specified therefor in the Amendment 4 Transition Plan, unless expressly extended or otherwise agreed to in writing by the Parties.

(111)	“Amendment 4 Transition Services” shall mean all services, functions, responsibilities, tasks and Deliverables described in the Amendment 4 Transition Plan and Section 4.2A to be performed or delivered by Vendor during the Amendment 4 Transition Period in accordance with this Agreement, as such services, functions, responsibilities, tasks and Deliverables may be supplemented, enhanced, modified or replaced in accordance with this Agreement.

(112)	“Data Center and Managed Services” shall mean all services, functions, responsibilities and tasks described in Section D of Schedule E, as such services, functions, responsibilities and tasks may be supplemented, enhanced, modified, or replaced in accordance with this Agreement, including any New Services agreed to with respect to such Services pursuant to Section 11.5.

(113)	“Data Center and Managed Services Software and Equipment” shall mean the Software and Equipment with respect to which the Data Center and Managed Services shall be provided. Data Center and Managed Services Software and Equipment shall include (i) all Software and Equipment with respect to which a Party has financial or operational responsibility under Schedule E.1, (ii) all Software and Equipment set forth in Schedule O.3, and (iii) all Software and Equipment identified by Dex to be included in Data Center and Managed Services Software and Equipment during the Term of the Agreement.

(114)	“Managed Third Parties” shall mean the Dex third party contractors listed on Schedule E.2, as such Schedule may be amended from time to time. The Parties acknowledge that as of the Amendment 4 Effective Date, the only Managed Third Party is Qwest Communications Corporation (or Affiliates) (“Qwest”).

(115)	“Minor DC&MS Change Request” shall mean any function or activity or change thereto related to the Data Center and Managed Services and/or the Data Center and Managed Services Software and Equipment but other than the Outsourcing Services that Dex requests Vendor to perform, and that: (a) is different from or in addition to the Data Center and Managed Services; and (b) reasonably requires five (5) person days or less effort to perform. Minor DC&MS Change Requests may also include functions and activities consistent with the scope of the Data Center and Managed Services as of the Amendment 4 Commencement Date, including changes or efforts required to implement and operate routine new or additional functions and activities associated with day-to-day activities in Dex’s business operations such as implementation and support of new or replacement Equipment and Software.

(116)	“Pass-Through Expenses” shall mean the expenses, if any, listed in Schedule E.3, as such list may be amended by the Parties from time to time, for which Dex is financially responsible, in accordance with Section 11.2 of this Agreement, following processing and review of the third party invoice by Vendor.

Vendor shall not charge any handling or administrative charge in connection with its processing or review of such invoices.

2.8	Section 2.3 (Schedules and Attachments) is amended as follows:

2.8.1	To add a new sentence at the beginning of the section, which reads as follows:

Unless otherwise expressly stated, references to specific Schedules include all numbered subsidiary Schedules (e.g., references to Schedule E include not only Schedule E, but also Schedules E.1, E.2, E.3 and E.4 and Attachment E-1).

2.8.2	To delete “Outsourcing Services -” from title of Schedule E.

2.8.3	To delete “Reserved” in the reference to Schedule E.2 and replace that word with “Managed Third Parties”.

2.8.4	To delete “Reserved” in the reference to Schedule E.3 and replace that word with “Pass-Through Expenses”.

2.8.5	To delete “Reserved” in the reference to Schedule H and replace that word with “Amendment 4 Transition Plan”.

2.8.6	To delete “Reserved” in the reference to Schedule O.3 and replace that word with “Data Center and Managed Services Software and Hardware”.

2.8.7	To add reference to a new Schedule O.5 entitled “Additional Dex Provided Equipment”.

2.9	Section 3.1 (Initial Term) is amended to replace the reference to “December 31, 2007” with “August 12, 2009.”

2.10	Section 4.1 (Outsourcing Services) is amended to change its title to “Outsourcing Services and Data Center and Managed Services” and further, as follows:

2.10.1	Section 4.1(a) (Outsourcing Services) is amended to read in its entirety as follows:

Outsourcing Services and Data Center and Managed Services. Commencing upon Acceptance of each Module as provided in the Implementation and Transition Plan, Vendor shall provide the Outsourcing Services with respect to such Module to Dex, and, upon Dex’s written request, to Eligible Recipients designated by

Dex. Commencing upon the Amendment 4 Commencement Date (or, if later, the date on which Vendor assumes responsibility for the Services in question in accordance with the Amendment 4 Transition Plan), Vendor shall provide the Data Center and Managed Services to Dex, and, upon Dex’s written request, to Eligible Recipients designated by Dex. The Outsourcing Services and the Data Center and Managed Services shall consist of the services, functions and responsibilities described in Schedule E, as they may evolve or be supplemented, enhanced, modified or replaced in accordance with this Agreement. Dex shall be responsible for providing that Vendor will be entitled to enter and use Qwest’s hosting facilities as described in Schedule O.1.

2.11	A new Section 4.2A (Amendment 4 Transition Services) is added to the Agreement, which reads as follows:

4.2A Amendment 4 Transition Services

(a)	Amendment 4 Transition Services. During the Amendment 4 Transition Period, Vendor shall perform the Services described in the Amendment 4 Transition Plan attached as Schedule H (and Annex 8 to Amendment 4), including in accordance with any Amendment 4 Transition Milestones set forth therein. To the extent any tasks, functions or responsibilities not described in the Amendment 4 Transition Plan are an inherent part of the Services described therein or are required in connection with the transition of the Data Center and Managed Services to Vendor, such tasks, functions and responsibilities shall be deemed to be part of the Amendment 4 Transition Services to be performed, as if such tasks, functions and responsibilities were specifically described in the Amendment 4 Transition Plan. Vendor also shall provide cooperation and assistance reasonably required in connection with Dex’s evaluation or testing of the Deliverables specified in the Amendment 4 Transition Plan. Unless otherwise agreed, Dex shall not incur any charges, fees or expenses payable to Vendor or third parties in connection with the Amendment 4 Transition Services, other than those charges, fees and expenses specified in Schedule J, and those incurred by Dex in connection with its performance of tasks designated in the Amendment 4 Transition Plan or otherwise under this Agreement as Dex’s responsibility.

(b)	Amendment 4 Transition Plan. The Amendment 4 Transition Plan, identifies (i) the Amendment 4 transition activities to be performed by Vendor and the significant components and subcomponents of each such activity; (ii) the Deliverables to be completed by Vendor; (iii) the date(s) by which each such activity or Deliverable is to be completed (“Transition Milestones”); (iv) the contingency or risk mitigation strategies to be employed by Vendor in the event of disruption or delay; (v) any Amendment 4 Transition responsibilities to be performed by Dex; (vi) any Amendment 4 Transition resources to be provided by Dex; and (vi) a reasonably detailed work plan which shall identify Amendment 4 Transition activities to be performed during the Amendment 4 Transition Period.

(c)	Performance. Vendor shall perform the Amendment 4 Transition Services in a manner that will not (i) materially disrupt or adversely impact the business or operations of Dex, (ii) materially degrade any of the Services then being received by Dex, or (iii) materially interfere with Dex’s ability to obtain the full benefit of the Services available during the Amendment 4 Transition Period, except as may be otherwise specifically provided in the Amendment 4 Transition Plan or as otherwise agreed in writing by the Parties. Vendor shall identify and resolve, with Dex’s reasonable assistance and cooperation, any problems that may impede or delay the timely completion of each task in the Amendment 4 Transition Plan that is Vendor’s responsibility and shall use commercially reasonable efforts to assist Dex with the resolution of any problems that may impede or delay the timely completion of each task in the Amendment 4 Transition Plan that is Dex’s responsibility. Dex will promptly notify Vendor in the event it determines that Dex will be delayed in, or incapable of, performing any of its obligations under the Amendment 4 Transition Plan. Except as otherwise expressly provided in this Agreement (including the Amendment 4 Transition Plan), Vendor shall be responsible for providing the facilities, personnel, and other resources necessary to provide the Services.

(d)	Reports. Vendor shall regularly report to Dex on its progress in performing its responsibilities and meeting the timetable set forth in the Amendment 4 Transition Plan. Written status reports shall be presented at least monthly in a manner agreed upon by the Parties, and oral reports shall be provided more frequently if reasonably requested by either Party. Promptly upon receiving any information indicating that Vendor may not perform its responsibilities or meet the timetable set forth in the Amendment 4 Transition Plan, Vendor shall notify Dex in writing of material delays and shall identify for Dex’s consideration and approval specific measures to address such delay and mitigate the risks associated therewith.

(e)	Suspension or Delay of Transition Activities. Dex reserves the right, in its sole discretion, to suspend or delay the performance of the Amendment 4 Transition Services and/or the transition of all or any part of the Data Center and Managed Services. If Dex elects to exercise this right, Dex shall reimburse Vendor for any additional costs reasonably incurred by Vendor as a direct result of such decision, but only to the extent Vendor notifies Dex in advance of such costs and prior to incurring such costs and uses commercially reasonable efforts to minimize such costs.

(f)	Failure to Meet Amendment 4 Transition Milestones. The Parties acknowledge and agree that the Amendment 4 Transition Plan may specify various Amendment 4 transition milestones by which material identified Amendment 4 transition activities and/or deliverables are to be completed. Subject to any applicability of Section 10.2 or 18.2, if Vendor fails to meet an Amendment 4 Transition Milestone as designated in the Amendment 4 Transition Plan, Vendor shall reimburse Dex for any additional costs reasonably incurred by Dex as a direct result of such failure and delay, but only to the extent Dex uses commercially reasonable efforts to minimize such costs and to reasonably inform Vendor thereof. Neither the Amendment 4 Transition nor the activities and deliverables associated with individual Amendment 4 Transition Milestones shall be deemed complete until Dex has determined that Vendor has successfully completed them in accordance with the Acceptance criteria, processes and standards identified in the Amendment 4 Transition Plan. Subject to the provisions of Section 4.2A(g) and (h), such reimbursement shall be the sole remedy for such delay.

(g)	Termination for Cause. In accordance with the procedures set forth in Section 20.1(a) and subject to any applicability of Section 10.2 and 18.2, Dex may terminate this Agreement for cause for Vendor’s material failure to perform the Amendment 4 Transition Services, including material default in meeting Amendment 4 Transition Milestone(s).

(h)	Consequence of Termination for Failure to Meet Amendment 4 Transition Milestones. If this Agreement is terminated for cause pursuant to Section 4.2A(g), notwithstanding Section 4.2A (f) and subject to Section 18.3, Dex may recover the damages suffered by Dex or the Eligible Recipients in connection with such a termination, provided that: (1) Vendor’s liability arising from or relating to such termination shall in the aggregate be limited to Two Million Dollars ($2,000,000); and (2) if such termination is based on Vendor’s failure to meet an Amendment

4	Transition Milestone, Vendor shall be entitled to set-off against such damages any applicable costs reimbursed pursuant to Section 4.2A(f).

2.12	Section 4.3 (Termination Assistance Services) is amended as follows:

2.12.1	Section 4.3(b)(1) (Scope of Service; General Support) is amended to add the following immediately after each reference to “Amdocs Customized Software” in clauses (iii), (iv), (v) and (vi) thereof:
or any other Software then being used by Vendor or its Affiliates or Subcontractors in the provision of the Data Center and Managed Services

2.12.2	Section 4.3(b)(2) (Scope of Service; Hiring) is amended to replace the first sentence thereof in its entirety with the following:
Dex or Dex’s designee shall be permitted to undertake, without interference from Vendor or Vendor Affiliates (including counter-offers), to hire, effective after the later of the termination of the Term or completion of any Termination Assistance Services requested under Section 4.3(a)(1) or Section 4.3(a)(2), (i) any of the On-Site Vendor Personnel or Vendor Personnel who were On-Site Vendor Personnel within the 12-month period prior to the expiration or termination date and performing Outsourcing Services, or (ii) any of the Vendor Personnel primarily assigned to perform Data Center and Managed Services within the 12-month period prior to the expiration or termination date.

2.12.3	Section 4.3(b)(3) (Scope of Service: Software) is amended to add “and Vendor Owned Software” immediately after the reference to “Amdocs Third Party Software” therein.

2.13	Section 4.4(b) (Use of Third Parties; Vendor Cooperation) is amended as follows:

2.13.1	to add the phrase “and any Vendor Owned Software” immediately after each reference to “Amdocs Third Party Software” therein; and

2.13.2	to add the phrase “and any other Equipment used by Vendor or its Affiliates or Subcontractors in providing the Data Center and Managed Services” immediately after each reference to “Amdocs Equipment” therein.

2.14	Section 5.2 (Financial Responsibility) is amended to add a new sentence at the end thereof which reads as follows: Notwithstanding the foregoing, in the case of any Required Consents associated with the Data Center and Managed Services that Dex is required to obtain and provide, Vendor will pay one-half of the costs Dex incurs in order to obtain and provide such Required Consents, up to a total payment by Vendor to Dex of $100,000, provided that Dex uses commercially reasonable efforts to minimize such costs.

2.15	A new Section 5.3 (Contingent Arrangements) is added, which reads as follows:

5.3	Contingent Arrangements

If, despite using all commercially reasonable efforts, either Party is unable to obtain any Required Consent associated with the Data Center and Managed Services for which it is responsible, the Parties shall use all commercially reasonable efforts to determine and adopt mutually acceptable alternative approaches as are necessary and sufficient to provide such Services without such Required Consent. In addition, if the Parties are unable to obtain a Required Consent which has or may reasonably be expected to have a material adverse impact on the use or enjoyment of the Data Center and Managed Services by Dex or the Eligible Recipients, Dex may terminate the Data Center and Managed Services for convenience in accordance with Section 20.3(a), provided, however, that the one-hundred-eighty (180) day notice period shall be decreased to ninety (90) days and Dex shall not be obligated to pay any Termination Charge in connection with such termination.

2.16	Section 6.4 (Software) is amended as follows:

2.16.1	Section 6.4(b) (Operational Responsibility) is amended to add the following sentence to the end thereof:

Notwithstanding the foregoing, without limiting the provisions of Section 9.5, with respect to Software and related Third Party Contracts for which Vendor is operationally responsible under Schedule E.1 and used in connection with the Data Center and Managed Services, Vendor shall be responsible for performing all the activities for which Vendor is responsible in accordance with Schedule E.

2.17	Section 6.5 (Equipment) is amended as follows:

2.17.1	Section 6.5(a) (Dex Provided Equipment and Associated Software) is amended to replace the first and second sentence in its entirety with the following:

Dex shall make available (at no cost to Vendor) for Vendor’s use at the Dex Facilities the personal computing equipment and associated Software described in Section 3.1.2 of Schedule O.4 and in Schedule O.5 (collectively, the “Dex Provided Equipment”), solely as necessary and exclusively for the On-Site Vendor Personnel and the Vendor Personnel located at Dex Facilities performing Data Center and Managed Services, in each case strictly for the purpose of enabling such Vendor Personnel to perform the Services and Dex shall have no obligation to provide new Equipment or Software beyond that specified in Section 3.1.2 of Schedule O.4 and in Schedule O.5 unless expressly agreed by the Parties. Dex will provide maintenance (including routine Software upgrades) and support, including technology refreshment, for the Dex Provided Equipment in accordance with its then regular maintenance, support and refreshment practices for similarly situated equipment of Dex personnel at the respective Dex Facility, except to the extent that such activities are to be performed by Vendor, as part of the Data Center and Managed Services. For avoidance of doubt, the foregoing shall not relieve Dex of its obligations to pay Charges hereunder.

2.17.2	Section 6.5(c) (Operational Responsibility) is amended to add the following sentence to the end thereof:

Notwithstanding the foregoing, without limiting the provisions of Section 9.5, with respect to any other Equipment and related Third Party Contracts for which Vendor is operationally responsible under Schedule E.1, Vendor shall be responsible for performing all the activities for which Vendor is responsible in accordance with Schedule E.

2.18	Section 6.8 (License to Vendor Owned Software and Amdocs Third Party Software) is amended to read in its entirety as follows:

Effective as of the Effective Date and to the extent necessary to:

(i)	receive the full benefit of the Services under this Agreement during the Term and any Termination Assistance Services period;

(ii)	perform or have performed information technology services

of the nature of the Services on behalf of Dex and/or the Eligible Recipients; and

(iii)	perform or have performed ancillary services and functions ancillary to the Services for Dex and/or the Eligible Recipients, including related information technology services and functions;

Vendor hereby grants to Dex and the Eligible Recipients, at no additional charge, a non-exclusive, royalty-free right and license to access and/or use (i) the Vendor Owned Software, and (ii) subject to obtaining any Required Consents, the Amdocs Third Party Software (including related documentation, methodology and tools). In addition, at no additional Charge, Vendor hereby grants to Dex’s third party contractor(s) a non-exclusive, royalty-free right and license to access and/or use such Vendor Owned Software or Amdocs Third Party Software (including related documentation, methodology and tools) during the Term and any Termination Assistance Services period, for the benefit of Dex and the Eligible Recipients, as and to the extent necessary for such third party contractor to:

(i)	monitor, access, interface with or use such Software then being used by Vendor;

(ii)	perform information technology services and functions of the nature of the Services on behalf of Dex and/or the Eligible Recipients; and

(iii)	perform or have performed ancillary services and functions ancillary to the Services for Dex and/or the Eligible Recipients, including related information technology services and functions;

provided, that any such Dex third party contractor shall comply with Vendor’s reasonable security and confidentiality requirements applicable to such Vendor Owned Software or Amdocs Third Party Software, including the signing of a non-disclosure agreement with Vendor as specified in Section 13.3(b)(ii). Except as otherwise expressly provided in this Agreement, Vendor Owned Software shall remain the property of Vendor.

2.19	A new Section 6.11 (Managed Third Parties) is added to the Agreement, which reads as follows:

6.11	Managed Third Parties.

Vendor shall manage the Managed Third Parties in accordance with Schedule E and be responsible for performing all the activities for which Vendor is responsible in accordance with Schedule E. To the extent specified in Schedule E.2 or agreed in writing by the Parties, Vendor shall be responsible for costs and charges and other obligations of Dex associated with such Managed Third Parties. Vendor shall be Dex’s and the Eligible Recipients’ sole point of contact regarding the services provided by such Managed Third Parties.

2.20	Section 8.1(a)(i) (Transitioned Personnel; Offers and Employment; Vendor Offers of Employment) is amended in its entirety to read as follows:

Vendor (i) may extend offers of employment to those Dex Personnel identified by Dex as potential Vendor hires pursuant to the Implementation and Transition Plan who apply for such employment by submitting an employment application form to Vendor, and (ii) shall extend offers of employment to those Dex Personnel identified by Dex as potential Vendor hires pursuant to the Amendment 4 Transition Plan (in each case, the “Potential Employees”). Such offers shall be for employment for an indeterminate period of time with Vendor in positions comparable to those held by such employees at Dex. Such personnel will have initial base wages or salaries comparable to those paid by Dex as of the date of such offers, and will receive employee benefits as specified in Section 8.2(a) and, if hired pursuant to the Implementation and Transition Plan, Schedule M. Dex employees accepting such offers shall be hired by Vendor (i) no later than the date of the expiration of the Implementation and Transition Period in the case of Potential Employees under the Implementation and Transition Plan, or (ii) no later than the date(s) indicated in the Amendment 4 Transition Plan, unless, in either case, otherwise agreed by the Parties.

2.21	Section 8.1(b) (Minimum Retention) is amended by deleting the first sentence of such section in its entirety and replacing it with the following two sentences:

In the event Vendor terminates the employment of a Transitioned Employee hired pursuant to the Implementation and Transition Plan within the first twelve (12) months after his or her Employment Effective Date for any reason other than for cause or performance, Vendor shall provide such Transitioned Employee with a severance payment in accordance with Section 8.2(d). In the case of Transitioned Employees hired pursuant to the Amendment 4 Transition Plan, Vendor agrees that it shall not terminate any such Transitioned Employee other than for performance or cause prior within four (4) months of their Employment Effective Date.

2.22	Reserved.

2.23	Section 9.4 (Quality Assurance) is amended as follows:

2.23.1	Section 9. 4(a) (Processes and Procedures) is amended to add the following at the end of such section:

Without limiting the foregoing, the processes, procedures and controls developed and implemented by Vendor with respect to the Data Center and Managed Services shall provide for: (i) the maintenance of a strong control environment for day-to-day operations; (ii) the performance of annual internal control self-assessments with respect to such Services; and (iii) an internal audit function sufficient to monitor the processes and systems used to provide the Services (i.e., perform audits, track control measures, communicate status to management, drive corrective action, etc.).

2.23.2	A new Section 9.4(c) (Data Center and Managed Services Processes and Procedures) is added, which reads as follows:

(c)	Data Center and Managed Services Processes and Procedures. Vendor shall use the quality assurance processes, procedures and controls specified in Schedule E for ensuring the quality of the Data Center and Managed Services. No failure or inability of the quality assurance procedures to disclose any errors or problems with the Data Center and Managed Services shall excuse Vendor’s failure to comply with the Service Levels and other terms of this Agreement.

2.24	Section 9.6 (Change Control) is amended as follows:

2.24.1	Section 9.6(a) (Change Control; Compliance with Change Control Procedures) is amended as follows:

2.24.1.1	To replace the parenthetical appearing in the first sentence in its entirety with the following:

(which shall reflect Dex’s control of Strategic Decisions, architecture, standards and plans described in Section 9.5 and the applicable provisions of Schedule E)

2.24.1.2	To add “or any other Software or Equipment used by Vendor or its Affiliates or Subcontractors to provide the Data Center and Managed Services” immediately following the reference to “Amdocs Equipment” in the second sentence thereof.

2.24.2	Section 9.6(b) (Change Control; Change Costs) is amended to add “or any other Software or Equipment used by Vendor or its Affiliates or Subcontractors to provide the Data Center and Managed Services” immediately following the reference to “Amdocs Equipment” in both clauses (ii) and (iii) thereof.

2.24.3	Section 9.6(c) (Change Control; Approval by Dex) is amended to add “or any other Software or Equipment used by Vendor or its Affiliates or Subcontractors to provide the Data Center and Managed Services and any other Software or Equipment about which information respecting such potential affect is reasonably requested by Dex (and reasonably within Vendor’s scope of knowledge)” immediately following the reference to “Amdocs Customized Software” in the penultimate sentence thereof.

2.24.4	Section 9.6(h) (Change Control; Comparisons) is amended to add “or any other Software or Equipment used by Vendor or its Affiliates or Subcontractors to provide the Data Center and Managed Services and any other Software or Equipment about which information respecting such potential affect is reasonably requested by Dex (and reasonably within Vendor’s scope of knowledge)” immediately following the reference to “Amdocs Equipment” in the first sentence thereof.

2.25	Section 9.7 (Software Currency) is amended as follows:

2.25.1	Section 9.7(a) (Software Currency; Currency of Software) is amended in its entirety to read as follows:

(a)	Currency of Software. Subject to and in accordance with Sections 6.4, 9.5, 9.6, 9.7(c) and Schedule J, Vendor agrees to maintain reasonable currency for the Amdocs Customized Software and the Third Party Software used in conjunction with the Amdocs Customized Software as set forth in Section 3.1.1 of Schedule O.4 and any other Software for which Vendor is financially or operationally responsible under this Agreement, and to provide support for new releases and versions of such Software. For purposes of this Section, “reasonable currency” shall mean that, as directed by Dex, (i) Vendor shall maintain the applicable Software within one Major Release of the then current Major Release of such Software, and (ii) Vendor shall install Minor Releases of the Amdocs Customized Software and any other Software for which Vendor is financially or operationally responsible under this Agreement as scheduled pursuant to the change management procedures of the Policy and Procedures Manual. Vendor shall promptly inform Dex of available Major Releases and Minor Releases of Third Party Software used in conjunction with the Amdocs Customized Software as set forth in Section 3.1.1 of Schedule O.4 and any other Software for which Vendor is financially or operationally responsible under this Agreement.

2.25.2	Section 9.7(b) (Evaluation and Testing) is amended as follows:

2.25.2.1	to add “and any other Software for which Vendor is financially or operationally responsible under Schedule E” immediately after the reference to “Amdocs Customized Software” in the first sentence thereof; and

2.25.2.2	to replace clause (iii) in the first sentence in its entirety with the following:

(iii) adversely impact the functionality, interoperability, performance or resource efficiency of the Amdocs Customized Software or other Software used by Vendor or its Affiliates or Subcontractors to provide the Data Center and Managed Services and any other Software or Equipment about which information respecting such potential affect is reasonably requested by Dex (and reasonably within Vendor’s scope of knowledge), or the Services (including Service Levels)

2.25.3	Section 9.7(c) (Approval by Dex) is amended as follows:

2.25.3.1	to add “and prior to installing any other Software through performance of the Data Center and Managed Services”, immediately following the reference to “Schedule O.4” in the first sentence thereof; and

2.25.3.2	to add “or other Software” immediately following the reference to “Amdocs Customized Software” in the last sentence thereof.

2.26	Section 9.8 (Year 2000 Compliance) is amended as follows:

2.26.1	Section 9.8(c) (Third Party Equipment or Software) is amended to add “or other Software used by Vendor or its Affiliates or Subcontractors in the performance of the Data Center and Managed Services” immediately following the reference to “Amdocs Third Party Software” in the first sentence thereof.

2.27	Section 9.10 (Audit Rights) is amended as follows:

2.27.1	Section 9.10(b) (Operational Audits) is amended as follows:

2.27.1.1	to add immediately following the term, “Outsourcing Services” in the second sentence thereof the following: “and Data Center and Managed Services”; and

2.27.1.2	to add the following parenthetical clause to the end of the second sentence thereof: “(including those associated with the Sarbanes-Oxley Act of 2002 and the implementing regulations promulgated by the United States Securities and Exchange Commission and Public Accounting Oversight Board).”

2.27.2	A new Section 9.10(i) is added, which reads as follows:

(i)	SAS70 Audit. In addition to its other obligations under this Section 9.10, Vendor shall assist Dex in connection with any performance Type II Statement of Auditing Standards (“SAS”) 70 audits (or equivalent audits) conducted with respect to any facility at or from which the Data Center and Managed Services are provided (including for the avoidance of doubt, the hosting facilities provided by Qwest). Vendor shall reasonably assist Dex in its participation in the planning of such audits, including conferring as to the scope and timing of each such audit and other requirements to facilitate periodic compliance reporting by Dex and the Eligible Recipients under the Sarbanes-Oxley Act of 2002 (and implementing regulations promulgated by the United Securities and Exchange Commission and Public Accounting Oversight Board) and comparable Laws in other jurisdictions. In the event the audit report from any such audit recommends changes to the Data Center and Managed Services, the Parties will jointly review and discuss such recommendations and the feasibility of their implementation and, subject to the approval of Dex and the provisions of Section 11.5, as applicable, Vendor shall implement such changes.

2.28	Section 9.12 (Disbursements and Reimbursements) is amended as follows:

2.28.1	Section 9.12(a) (Limited Agency) is amended to replace the first sentence thereof in its entirety with the following:

Subject to Section 10.1, Dex hereby appoints Vendor as its limited agent during the Term solely for the purposes of and to the extent required and agreed by the Parties for the administration of and payment of any Pass-Through Expenses, amounts under Managed Third Party agreements and amounts under Third Party Contracts, Equipment leases, and Third Party Software licenses for which Vendor is financially responsible under Schedule E or E.1.

2.29	Section 11.2 (Efforts to Minimize Retained Expenses) is amended to change its title to “Pass-Through and Retained Expenses,” and to read in its entirety as follows:

11.2	Pass-Through and Retained Expenses.

(a)	Procedures and Payment of Pass-Through Expenses. Unless otherwise agreed by the Parties, Dex shall pay all Pass-Through Expenses directly to the applicable suppliers following review, validation and approval of such Pass-Through Expenses by Vendor. All approved Pass-Through Expenses as of the Amendment 4 Commencement Date will be detailed in Schedule E.3. Before submitting an invoice to Dex for any Pass-Through Expense, Vendor shall (i) review and validate the invoiced charge, (ii) identify any errors or omissions, and (iii) communicate with the applicable supplier to correct any errors or omissions, resolve any questions or issues and obtain any applicable credits for Dex. Vendor shall deliver to Dex the original supplier invoice, together with any documentation supporting such invoice and a statement that Vendor has reviewed and validated the invoiced charges, as quickly as reasonably possible but in all events within fifteen (15) days after Vendor’s receipt thereof; provided that, if earlier, Vendor shall use all commercially reasonable efforts to deliver such invoice, documentation and statement at least five (5) business days prior to the date on which payment is due or by which Supplier offers a discount. To the extent Vendor fails to comply with its obligations hereunder, it shall be financially responsible for any resulting discounts lost or any late fees or interest charges incurred by Dex and/or the Eligible Recipients.

(b)	Efforts to Minimize. Vendor will seek to identify methods of reducing and minimizing Dex’s retained expenses and Pass-Through Expenses and will notify Dex of such methods and the estimated potential savings associated with each such method.

2.30	Section 11.4(b) (Taxes; Sales, Use and Property Taxes) is amended to add the following to the final sentence thereof: “and for any increase in any such tax as a result of such Party moving any Equipment, Software or other property used in connection with the Services under this Agreement to a different jurisdiction”.

2.31	Section 11.5 (New Services, Enhancements and Minor Enhancements) is amended as follows:

2.31.1	The heading of Section 11.5 is amended to be: “New Services, Enhancements, Minor Enhancements and Minor DC&MS Change Requests”

2.31.2	The last sentence of Section 11.5(a) (New Services, Enhancements, Minor Enhancements and Minor DC&MS Change Requests; Procedures) is amended in its entirety to read as follows:

For the avoidance of doubt, (i) Minor Enhancements and Minor DC&MS Change Requests shall not constitute New Services, and (ii) unless otherwise agreed by the Parties (including pursuant to Section 11.8(c)), Enhancements shall constitute New Services.

2.31.3	A new Section 11.5(i) (New Services, Enhancements, Minor Enhancements and Minor DC&MS Change Requests; Specific Procedures for Minor DC&MS Change Requests) is added to read in its entirety as follows:

(i)	Specific Procedures for Minor DC&MS Change Requests. The following procedures, as further detailed in the Policy and Procedures Manual shall apply to Minor DC&MS Change Requests:

(i)	Dex will provide Vendor a description of any desired Minor DC&MS Change Request.

(ii)	Vendor will review the provided Minor DC&MS Change Request description and work with Dex to resolve and clarify any issues associated with the initiation and/or performance thereof.

(iii)	Following such resolution and clarification, if Dex determines to proceed with the proposed Minor DC&MS Change Request, it will so notify Vendor.

(iv)	Upon receipt of Dex’s notification to proceed with the Minor DC&MS Change Request, Vendor will initiate performance of the Minor DC&MS Change Request.

(v)	Minor DC&MS Change Requests do not constitute New Services and shall not be subject to additional charge by Vendor, but shall be otherwise subject to the general provisions of Section 11.5(a) as if constituting New Services, and upon Vendor’s initiation of performance thereof, Minor DC&MS Change Requests shall constitute Data Center and Managed Services.

2.32	Section 11.10(b) (Refundable Items; Refunds and Credits) to add “Pass-Through Expense,” immediately following the term “retained expense” in the first sentence thereof.

2.33	A new Section 11.12 (Benchmarking Reviews) is added to the Agreement, which reads as follows:

11.12	Benchmarking Reviews.

(a)	Benchmarking Review. After twenty four (24) months following the Amendment 4 Commencement Date and from time to time thereafter, Dex may, at its expense and subject to this Section 11.12, engage the services of an independent third party (a “Benchmarker”) to compare the quality and cost of the Data Center and Managed Services against the quality and cost of other well managed service providers performing Equivalent Services to ensure that Dex is receiving from Vendor Competitive Pricing for Equivalent Quality, as such terms are defined in Section 11.12(b) (such comparison is referred to hereinafter as the “Benchmarking”).

(b)	As used in this Section 11.12:

(i)	“Equivalent Services” shall mean: (i) services that are reasonably equivalent to the Data Center and Managed

Services; (ii) services that are performed with respect to software and equipment that are reasonably equivalent to the Data Center and Managed Services Software and Equipment; and (iii) services that are performed at a facility in North America that is equivalent to the Vendor Facility in North America at which the Data Center and Managed Services are performed.

(ii)	“Competitive Pricing” shall mean prices that are equal to or less than the average prices charged by other well managed information technology service providers for Equivalent Services and Equivalent Quality over a five-year term.

(iii)	“Equivalent Quality” shall mean a level of compliance with service levels that are reasonably equivalent to the Service Levels applicable to the Data Center and Managed Services, by other well managed information technology service providers providing Equivalent Services, that is equal to or better than the Vendor’s level of compliance with such Service Levels.

To the extent any of the foregoing comparable factors shall not be reasonably available to the Benchmarker, the Benchmarker shall be entitled to make appropriate normalizing adjustments and assumptions to such data as the Benchmarker shall have available to it, all in the reasonable judgment of the Benchmarker.

(c)	In performing the Benchmarking, the Benchmarker shall consider the following factors as and to the extent it reasonably deems appropriate:

(i)	whether vendor transition charges are paid by the customer as incurred or amortized over the term of the agreement;

(ii)	the extent to which vendor pricing includes the purchase of the customer’s existing assets;

(iii)	the extent to which supplier pricing includes the cost of acquiring future assets;

(iv)	the extent to which this Agreement calls for Vendor to provide and comply with unique Dex requirements;

(v)	whether Non-Income Taxes are included in such pricing or stated separately in supplier invoices;

(vi)	the term of the agreement;

(vii)	the ability of the vendor to raise prices or otherwise increase its charges during the term;

(viii)	whether the vendor is a known and reputable provider of Equivalent Services;

(ix)	fixed price as opposed to time and materials charges;

(x)	the vendor’s obligations and performance under the related service level agreements and any penalties or credits associated with failure to comply with service levels;

(xi)	the extent of the warranties and indemnities provided by the vendor; and

(xii)	any other provisions affecting the benefits and risks inherent in each transaction.

(d)	General. Any Benchmarker engaged by Dex shall execute a non-disclosure agreement substantially in the form attached hereto as Exhibit 1. Vendor shall fully cooperate with Dex and the Benchmarker during such effort and shall provide the Benchmarker reasonable access to premises, equipment and information reasonably required by the Benchmarker to conduct the Benchmarking, at Vendor’s expense. The Benchmarking shall be conducted so as not to unreasonably disrupt Vendor’s normal operations.

(e)	Result of Benchmarking. If the Benchmarker finds that the Charges paid by Dex for all of the Data Center and Managed Services are higher than Competitive Pricing, the following provisions shall apply:

(i)	Vendor’s Charges for the Data Center and Managed Services following the Benchmarking will be reduced by the amount required for such Charges to constitute Competitive Pricing, subject to the remainder of this Section.

(ii)	Notwithstanding the foregoing, on the basis of any Benchmarking, Vendor will not be required to reduce its Charges for the Data Center and Managed Services by more than ten (10%) percent, without the Vendor’s consent. If, on the basis of any Benchmarking, such Charges would need to be reduced by more than ten percent (10%) in order for them to constitute Competitive Pricing, and Vendor does not consent to such reduction, Dex will be entitled to terminate the Data Center and Managed Services for convenience in accordance with Section 20.3(a). In the event of any such termination, the following provisions shall apply: (i) Dex will be required to pay all Termination Charges payable under Section 20.3(a) and Schedule J as a result of such termination, (ii) Dex shall extend offers of employment to any of the Transitioned Employees from the Amendment 4 Transition then remaining in the employ of Vendor and dedicated to the provision of Data Center and Managed Services, with such offers being offers of employment for an indeterminate period of time with Dex and in positions comparable to those then held by such employees at Vendor, at initial base wages or salaries comparable to those paid by Vendor (as measured from ninety (90) days prior to the application of this subsection) and with employee benefits consistent with those then offered by Dex; and (iii) the written notice required of Dex shall be reduced to ninety (90) days.

(f)	Vendor Review. Dex shall provide Vendor with a copy of the Benchmarker’s report and Vendor shall have forty-five (45) days to review such report and contest the Benchmarker’s findings. The Benchmarker shall cooperate with the Vendor during such review (at Vendor’s expense), including by providing information relating to the Benchmarker’s report and findings requested by Vendor. If the Parties are unable to agree upon the validity of such findings or the amount of the reductions in Vendor’s Charges, the matter shall be resolved pursuant to the dispute resolution procedures set forth in Article 19. Reductions in Vendor’s Charges shall be implemented effective as of the date the Benchmarker’s report was first provided to Vendor.

2.34	A new Section 11.13 (Major Events) is added to the Agreement, which reads as follows:

Section 11.13 Major Events

(a)	Extraordinary Events. As used in this Agreement, an “Extraordinary Event” means an event or discrete set of events which has occurred or is reasonably anticipated to occur with respect to the business of Dex, that results or will result in a substantial and permanent decrease or increase in the scope, nature or volume of the Data Center and Managed Services that the Eligible Recipients will require from Vendor after such event(s) (the “New Scope of Services”) in comparison to the scope, nature or volume of the Data Center and Managed

Services which would have been required if not for such event(s) (the “Original Scope of Services”). Examples of Extraordinary Events include the following:

(i)	changes in locations where Dex operates;

(ii)	changes in products of, or in markets served by Dex;

(iii)	mergers, acquisitions, divestitures or reorganizations of Dex;

(iv)	changes in the method of service delivery;

(v)	changes in laws and/or the applicable regulatory environment applicable to Dex;

(vi)	changes in Dex market priorities;

(vii)	elimination or addition of all or a part of a business unit (for example, the shutting down of an entire business unit in a region);

(viii)	elimination or addition of a specific service;

(ix)	other significant change in Dex’s business operations; and

(x)	technological breakthroughs that will dramatically reduce the cost of the Data Center and Managed Services or the amount of resources required to support the systems or services supported by the Vendor which breakthroughs are outside the normal evolution of technology experienced by the information technology industry, was not generally available as of the Amendment 4 Effective Date, is judged by the Parties to be reasonably reliable and relevant and can be technically substituted or added by Vendor to the Data Center and Managed Services.

(b)	Major Event. As used in this Agreement, a “Major Event” means an Extraordinary Event that would, by the application of Sections 11.13(c)(i) and (ii), result, in the aggregate, in the New Scope of Services being greater or less than the Original Scope of Services by more than fifteen percent (15%).

(c)	Consequence of Major Event.

(i)	If a Major Event occurs, the Parties shall enter into good faith negotiations in order to address the consequences of the Major Event, including any efficiencies, economies,

savings and resource utilization reductions reasonably expected from such Extraordinary Event. Dex and Vendor will agree on a procedure for reviewing such Major Event, which shall be similar to the procedures utilized for implementation of New Services, including an analysis of the impact of the Major Event on the costs, quality, methodology, technology, etc. of the Data Center and Managed Services. Once the Parties have agreed on the impact (if any), the consequences thereof shall be implemented as a New Services Order or an amendment to the Agreement, and shall provide that, the Charges shall be equitably adjusted as the Parties shall agree, to reflect the benefit of such efficiencies, economies, savings and resource utilization reductions and/or additional costs of performing such Services.

(ii)	In order to establish whether an Extraordinary Event amounts to a Major Event, the New Scope of Services shall initially be estimated prior to or as soon as possible following the occurrence of the Extraordinary Event, either (i) based on Vendor’s actual costs of performance of the Original Scope of Services provided and Vendor’s actual costs of performance (or savings from non-performance) of the Data Center and Managed Services resulting from such Extraordinary Event, or (ii) if such estimation is not feasible (as the Parties’ shall in good faith agree), then based on the Parties’ good faith estimations, plus an appropriate accounting for any direct investment requirements or savings associated with such Extraordinary Event. At the end of the twelve (12) month period following the occurrence of the Extraordinary Event, the Parties shall calculate the actual increase/decrease in Vendor’s Costs involved in the performance of the Data Center and Managed Services. The Parties shall then adjust the adjustment to the Charges due to such Major Event from such date forward and shall also settle past accounts to reflect the accurate, agreed upon adjustment to Charges. Vendor shall provide Dex such justification and substantiation for any of such costs and/or savings as Dex may reasonably require.

2.35	A new Section 13.4 (File Access) is added to the Agreement, which reads as follows:

13.4	File Access

The Dex Contract Manager or other Dex Authorized Representative shall have unrestricted access to, and the right to review and retain the entirety of, all computer or other files containing Dex Data. At no time shall any of such files or other materials or information be stored or held in a form or manner not readily accessible to Dex. Vendor shall ensure that at all times the Dex Contract Manager or other Dex Authorized Representative shall be provided or have access to all passwords, codes, comments, keys, documentation and the locations of any such files and other materials promptly upon the request of Dex, including Equipment and Software keys and such information as to format, encryption (if any) and any other specification or information necessary for Dex to retrieve, read, revise and/or maintain such files and information. Upon the request of the Dex Contract Manager, Vendor shall confirm that, to the best of its knowledge, all files and other information provided to Dex are complete and that no material element, amount, or other fraction of such files or other information to which Dex may request access or review has been deleted, withheld, disguised or encoded in a manner inconsistent with the purpose and intent of providing full and complete access to Dex as contemplated by this Agreement. For purposes of clarification, under no circumstances may Dex Data be withheld by Vendor or access thereto be limited by Vendor pending the resolution of any dispute.

2.36	Section 15.3(c) (Efficiency and Cost Effectiveness; Systems Optimization) is amended to add “and any other Equipment or Software used by Vendor or its Affiliates or Subcontractors to provide the Data Center and Managed Services ” immediately following the first reference to “Amdocs Customized Software” therein.

2.37	Section 15.9 (Malicious Code) is amended to replace the second (and final) sentence of the provision to read in its entirety as follows:

Without limiting Vendor’s other obligations under this Agreement, in the event Malicious Code is found in the Amdocs Customized Software or in any Equipment, Software or systems managed or supported by Vendor or used by Vendor or its Affiliates or Subcontractors to provide the Data Center and Managed Services, Vendor shall exercise all commercially reasonable efforts at no additional charge to Dex, to eliminate, and reduce the effects of, such Malicious Code and, if the Malicious Code causes a loss of operational efficiency or loss of data, to mitigate such losses and restore such data with generally accepted data restoration techniques

2.38	Section 15.10 (Disabling Code) is amended to add the following to the end of the second sentence thereof:

; provided, however, and without limiting such obligation, Vendor further represents, warrants and covenants that, with respect to any disabling code that may nonetheless be part of any such third party software, Vendor shall not invoke or cause to be invoked such Disabling Code at any time, including upon expiration or termination of this Agreement for any reason, without Dex’s prior written consent.

2.39	Section 18.3(a) (Limitation of Liability; Limitations of Liability) is amended to replace the second (and final) sentence of the provision to read as follows:

Additionally, except as provided in this Section 18.3, the liability of either Party, for claims asserted by the other Party under or in connection with this Agreement, regardless of the form of the action or the theory of recovery, shall:

(i)	for any individual event, act, occurrence or omission with respect to Services other than the Data Center and Managed Services, be limited to Two Million Dollars ($2,000,000);

(ii)	with respect to the Data Center and Managed Services, be limited in the aggregate to Seven Million Dollars ($7,000,000); and

(iii)	in the aggregate (with respect to all Services), including liability to which Section 18.3(a)(i) or Section 18.3(a)(ii) apply, be limited to Fourteen Million Dollars ($14,000,000).

2.40	Section 20.3(a) (Termination for Convenience; Termination for Convenience of the Agreement) is amended to read in its entirety as follows:

Termination for Convenience of the Agreement. Dex may terminate the Term with respect to (i) all of the Outsourcing Services, and/or (ii) all of the Data Center and Managed Services, for convenience and without cause at any time by giving Vendor at least one hundred eighty (180) days prior written notice designating the termination date and Services to be terminated; provided, however, such notice period shall be reduced to one hundred twenty (120) days (A) prior to completion of the Implementation and Transition Period, and (B) with respect to the Outsourcing Services after February 28, 2008. In the event of such a termination for convenience, Dex shall pay to Vendor a Termination Charge consisting of (i) the applicable “Termination Fee Charge” designated in Section 7 of Schedule J (if any), and (ii) in the case of termination of the Outsourcing Services, if Dex elects to retain the License, the “Termination License Fee

Charge” designated in Section 7 of Schedule J, calculated in each case and payable as of the end of the Term. In the event that a purported termination for cause by Dex under Section 20.1, including the situation in which an arbitration pursuant to Section 20.1(c) determines that grounds for termination did not exist pursuant to Section 20.1(a) or that a material default which existed was cured during the applicable cure period, then such termination by Dex shall be deemed to be a termination for convenience under this Section 20.3.

3.	Data Center and Managed Services

3.1	As described above, a new Section D (Data Center and Managed Services), is added to Schedule E to the Agreement and incorporated therein for all purposes. The Data Center and Managed Services are further described on replacement Attachment E-1 (Roles and Responsibility Matrix) and Schedule E.1 (Financial and Operational Responsibility Matrix), which are attached hereto as Annexes 3 and 4, respectively.

3.2	Amdocs shall provide to Dex the Data Center and Managed Services in accordance with the Agreement, as amended by this Amendment.

4.	Restated Schedules

     The following Schedules are restated in their entirety:

4.1	Attachment E-1 (Roles and Responsibility Matrix) to Schedule E to the Agreement is hereby replaced in its entirety by the replacement Attachment E-1 (Roles and Responsibility Matrix: Part A — Amdocs Customized Software Roles and Responsibility Matrix and Part B — Non-Amdocs Customized Software Roles and Responsibility Matrix) to Schedule E that is attached to this Amendment as Annex 3.

4.2	Schedule O.1 (Dex Facilities) is hereby replaced in its entirety by the restated Schedule O.1, attached to this Amendment as Annex 10.

5.	Amended Schedules

     The following Schedules are amended:

5.1	Schedule C (Key Vendor Positions and Personnel) is amended in accordance with Annex 1 to this Amendment.

5.2	Schedule E (Statement of Work) is amended in accordance with Annex 2 to this Amendment.

5.3	Schedule E.1 (Financial and Operational Responsibility Matrix) is amended in accordance with Annex 4 to this Amendment.

5.4	Schedule G (Service Levels and Service Level Credits) is amended as follows:

The definition “Monthly Charges” contained in Section 1.4 thereof is amended to replace the reference to “Outsourcing Services” with “Outsourcing Services and Data Center and Managed Services”.

5.5	Attachments SLA-1 (Critical Service Level Matrix) and SLA-2 (Key Measurements Matrix) and SLA-3 (Approved Measurement Tools and Methodologies) to Schedule G to the Agreement are amended in accordance with Annex 7 to this Agreement.

5.6	Schedule J (Charges) is amended in accordance with Annex 9 to this Amendment.

5.7	Schedule R (Reports) is amended in accordance with Annex 14 to this Amendment.

6.	New Schedules

6.1	A new schedule, Schedule E.2 (Managed Third Parties) is adopted and is attached as Annex 5 to this Amendment.

6.2	A new schedule, Schedule E.3 (Pass-Through Expenses) is adopted and is attached as Annex 6 to this Amendment.

6.3	A new schedule, Schedule H (Amendment 4 Transition Plan) is adopted and is attached as Annex 8 to this Amendment.

6.4	A new schedule, Schedule O.3 (Data Center and Managed Services Software and Equipment: Part I — Dex Applications; Part II — Dex Hardware; Part III — Dex Software Inventory) is adopted and is attached as Annex 12 to this Amendment.

6.5	A new schedule, Schedule O.5 (Additional Dex Provided Equipment) is adopted and is attached as Annex 13 to this Amendment.

7.	Condition Precedent.

The Parties acknowledge and agree that the effectiveness of this Amendment is subject, as a condition precedent, to the express approval by Dex’s board of directors of this Amendment on or prior to August 31, 2004 and unless and until such approval has been obtained, this Amendment shall be of no force and effect; provided, however, that Dex shall promptly provide Vendor notice upon such approval.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the dates specified below.

Dex Media, Inc.	Amdocs, Inc.
By:	By:
Name:	Name:
Title:	Title:
Date:	Date: